UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 9, 2010 (August 6, 2010)
DIGITALGLOBE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34299	31-1420852

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Dry Creek Drive, Suite 260 Longmont, Colorado	80503

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 684-4000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into to a Material Definitive Agreement.
On August 6, 2010, DigitalGlobe entered into a $3.55 billion contract with National Geospatial-Intelligence Agency (“NGA”), under the EnhancedView procurement.
The contract provides for DigitalGlobe to supply satellite imagery deliveries from the WorldView satellite constellation under a Service Level Agreement (“EnhancedView SLA”) in a total amount of $2.8 billion. The contract also provides for up to $750 million for value added products, infrastructure enhancements and other services and rights, including an option for NGA to require DigitalGlobe to lower the altitude of WorldView-2 to an altitude of 496km, subject to receipt of regulatory approvals, at any time after September 1, 2013. The contract has a ten year term, inclusive of nine one-year options exercisable by NGA, and is subject to Congressional appropriations and the right of NGA to terminate or suspend the contract at any time. The EnhancedView SLA portion of the award is sized at $2.8 billion over the term of the contract; $250 million annually, or $20.8 million per month, for the first four contract years, commencing September 1, 2010, with an increase to $300 million annually, or $25 million per month, for the remaining six years of the contract term.
Under the EnhancedView SLA, DigitalGlobe is obligated to make a portion of the image tasking capacity of the WorldView constellation available to NGA, including specified priority access rights. On average, NGA will have access to approximately 50% of the WorldView constellation for the first four years, stepping up to approximately 60% of the WorldView constellation, to include WorldView-3, for years five through ten. In addition, DigitalGlobe is required to meet certain service requirements related to the operational performance of the WorldView constellation related ground systems. In the event that DigitalGlobe does not meet the service level requirements, NGA is granted a holdback allowance of up to 10% of the monthly SLA fee, which NGA can use to extend the EnhancedView SLA period or apply to any new agreement between the parties.
To support requirements under the contract, DigitalGlobe will immediately begin the procurement and construction of its next satellite, WorldView-3, which the Company anticipates will be ready for launch by the end of 2014. In addition, DigitalGlobe will lower the altitude of WorldView-2 from its current altitude of 770km to an altitude of 680km in September 2011, subject to receipt of all required regulatory approvals. DigitalGlobe also expects to expand its global network of regional ground terminals. The lowering of the orbital altitude will result in a decrease in the amount of square kilometers collected by the WorldView-2, but the Company believes the decrease will be offset by improved data capture capabilities on the ground resulting from planned expansion to the company’s ground terminal network.
The EnhancedView SLA performance period commences on September 1, 2010 and replaces the NextView SLA, which will expire by its terms on August 31, 2010. The performance period for infrastructure enhancements commenced on date of award, August 6, 2010.
Item 7.01 Regulation FD Disclosure.
On August 9, 2010, DigitalGlobe, Inc. announced that it entered into a $3.55 billion contract under the EnhancedView procurement. A copy of the press release is furnished as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

Exhibit 99.1	DigitalGlobe, Inc.’s press release, dated August 9, 2010, furnished herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2010	DIGITALGLOBE, INC.
	By:	/s/ Yancey L. Spruill
		Name:	Yancey L. Spruill
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description

Exhibit 99.1	DigitalGlobe, Inc.’s press release, dated August 9, 2010, furnished herewith